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                       THE SECURITIES EXCHANGE ACT OF 1934

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{   }   Soliciting Material Pursuant to  Section  240.14a-11(c) or Section  240.
        14a-12


                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

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FOR IMMEDIATE RELEASE
December 29, 1998
Wilkes-Barre, Pennsylvania
Contact:          Jacqueline Quigley (717) 822-6277

          Designs, Inc. may be back peddling on commitment to sell the company.

          Shareholder activist Seymour Holtzman is very concerned by Designs, Inc.'s press release issued yesterday which stated that while a sale of the company is likely, "it is considering other options, including strategic alliances." Holtzman contends that this statement reflects the current Board of Directors' lack of commitment to sell the company and enhance shareholder value.

          On December 11, 1998, a press release announced that Designs, Inc. hired an investment banking firm to seek buyers for the company. In that press release, the company's CFO, Carolyn Faulkner, further stated, "We believe a sale will generate a price well in excess of the company's book value", which is approximately $4.00 per share. This press release clearly shows that the company's stated course of action is to sell the company.

          Despite these previous statements, the company issued a press release yesterday stating that the company is considering other options, including strategic relationships. Holtzman stated, "This statement shows that the company is now back-peddling from its prior commitment to sell the company and raises concerns regarding its real intentions. The shareholders should be aware of the fact that the company did not announce any intent to sell the company until Jewelcor Management, Inc. (JMI), the owner of 9.9% of the company stock, filed a consent statement seeking, among other things, to remove 5 of the 6 members of the company's Board of Directors.

          Holtzman questions, "Was the current management and Board of Directors sincere in their statement that they are seeking to sell the company to enhance shareholder value or are they more interested in making strategic alliances that could benefit themselves?"

          Holtzman stated, "I do not believe that the current management and Board of Directors, who are responsible for the $71.4 million loss during the 21 month period ending October 31, 1998, have an interest in providing a "level playing field" for all potential acquirors. With the exception of founder and Chairman Stanley Berger, who owns 958,606 shares of the company's stock and supports JMI's efforts, the current management and Board of Directors own only approximately 1% of the outstanding stock of the company. Holtzman does not believe that these individuals have the incentive to sell the company. "In my opinion, the Board of Directors substantially ignored the shareholders until I sent them a "wake-up call."

          I am nervous that the company is now getting ready to enter into a transaction that will not maximize shareholder value and instead will preserve the status quo, continuing positions for management that was at the helm during the company's historical loss record.

          If  the  company   enters  into  a   "strategic   alliance"  or  other
transaction, it could implement bust-up fees, management contracts and significant shark repellents that could make it impossible for a new Board to strike a better deal for the shareholders. The current Board of Directors could also grant dilutive stock options to a potential acquiror to purchase up to 19.9%, or approximately 3.25 million shares of the company's stock. Management's priorities may be what's best for them rather then what's best for the shareholders. The shareholders should remember that the Board of Directors is not obligated to disclose the terms of any transaction that it does not accept.

          In such a case, the opportunity to appoint new directors who are committed to enhancing stockholder value, and the enhancement of shareholder value they believe they can create, may well be lost permanently. I do not want the current management and Board of Directors to enter into a strategic relationship that would be in their best interest but detrimental to the stockholders.

          The consent solicitation is a unique opportunity for us, said Holtzman, takeover defenses could be put into place. I am speaking up for the benefit of all stockholders. My motto is "silent investor, silent loser."